                                                                                        Exhibit 24

UAL CORPORATION

Authorization and Designation

to Sign and File

Section 16 Reporting Forms

        The undersigned, a director and/or executive officer of UAL Corporation, a Delaware corporation (the "Company"), does hereby authorize and designate Christine S. Grawemeyer, Douglas A. Walker, Michael Serafini and Mary Jo Georgen, or any one of them, to sign and file on my behalf any and all Forms 3, 4 and 5 relating to equity securities of the Company with the Securities and Exchange Commission pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to securities of the Company shall cease.

        IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 18th day of June, 2003.

/s/ Robert S. Miller
Signature

Robert S. Miller
Print Name